Exhibit 10.7(k2)

AMENDMENT TO LIMITED CONFIDENTIALITY AND
NON-COMPETE AGREEMENT

THIS AMENDMENT is dated as of the _____ day of ___________, 200__, by and between First Horizon National Corporation and FTN Financial (collectively the “Company”) and Jim L. Hughes (“Hughes”).

WHEREAS, the parties hereto entered into a Limited Confidentiality and Non-Compete Agreement dated October 19, 2006 (the “Agreement”); and

WHEREAS, the parties desire to make certain technical changes to the Agreement in order for the Agreement to be fully compliant with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.           Paragraph I of the Agreement is hereby amended to delete the first sentence of such paragraph in its entirety and to substitute in lieu thereof the following:

Beginning January 1, 2007, and for a period of up to five (5) years thereafter, at Hughes’s sole option, the Company will provide office space, and an administrative assistant paid by the Company, equipment, and supplies for Hughes in an amount not in excess of $100,000 for each year of the five (5) year period in the event that Hughes opts to utilize the office and services for the full five (5) year period.

2.           While it is intended that the benefits conferred under the Agreement and this Amendment shall be provided in-kind, Hughes shall not be barred from seeking reimbursement of any amounts paid by him with respect to covered benefits not in excess of the foregoing annual limitation, provided that a properly documented claim for reimbursement is made on or before September 30 of the year following the year in which right to reimbursement first arose.  The Company shall pay all valid claims within thirty (30) days of submission.

3.           Notwithstanding any provision of the Agreement or this Amendment to the contrary, the right to in-kind benefits and/or reimbursement with respect to covered benefits is not subject (i) to liquidation for cash, (ii) to exchange for any other benefit or (iii) to acceleration, deferral or other change in the timing of the year in which such benefits must be consumed or forfeited.

4.           The foregoing provisions of this Amendment are intended to cause the Agreement as amended to conform with the requirements of Section 409A, including the regulations thereunder and in particular Treasury Regulations §1.409A-1(b)(9)(v) and/or §1.409A-3(i)(1)(iv)(A), and the provisions of this Amendment shall be construed in accordance with that intention.  If any provision of this Amendment shall be inconsistent or in conflict with the applicable requirements for Section 409A, then such requirements shall be deemed to override and supersede the inconsistent or conflicting provision.  Any provision required for compliance with Section 409A that is omitted from this Amendment shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Amendment to the same extent as though expressly set forth herein.

5.           This Amendment shall take effect as of January 1, 2008.

6.           Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

FIRST HORIZON NATIONAL CORPORATION

By:

Title:

FTN FINANCIAL

By:

Title:

Jim Hughes